Exhibit 4.6

FIRST SUPPLEMENTAL INDENTURE

Dated as of December 15, 2005

Between

BURLINGTON NORTHERN SANTA FE CORPORATION

and

U.S. Bank Trust National Association,

Trustee

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS

Section 1.1	Definition of Terms	2
Section 1.2	Interpretation	12

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.1	Designation and Principal Amount	13
Section 2.2	Maturity	13
Section 2.3	Form and Payment	13
Section 2.4	Global Debt Note	13
Section 2.5	Interest	14

ARTICLE III

REDEMPTION OF THE NOTES

Section 3.1	Optional Redemption	17
Section 3.2	Special Event Redemption	17
Section 3.3	Certain Redemption Procedures	17
Section 3.4	No Sinking Fund	18

ARTICLE IV

OPTIONAL AND MANDATORY DEFERRAL OF INTEREST

Section 4.1	Optional Interest Deferral	19
Section 4.2	Mandatory Interest Deferral	20
Section 4.3	Notice of Deferrals	21

ARTICLE V

CERTAIN COVENANTS

Section 5.1	Limitation on Payment of Current Interest when Deferred Interest is Outstanding	22
Section 5.2	Limitation on Source of Payment of Deferred Interest	22
Section 5.3	Covenants not to be Construed to Limit Claims	22
Section 5.4	Obligation to Effect Certain Common Stock Sales	22
Section 5.5	Payment of Expenses	22
Section 5.6	Payment upon Resignation or Removal	24
Section 5.7	Certain Amendments, Modifications and Waivers

ARTICLE VI

SUBORDINATION

Section 6.1	Agreement to Subordinate	25
Section 6.2	Default on Senior Indebtedness	25
Section 6.3	Liquidation; Dissolution; Bankruptcy	25
Section 6.4	Subrogation	27
Section 6.5	Trustee to Effectuate Subordination	28
Section 6.6	Notice by the Company	28
Section 6.7	Rights of the Trustee; Holders of Senior Indebtedness	29
Section 6.8	Subordination May Not Be Impaired	29
Section 6.9	No Right to Rely on Other Covenants	29

ARTICLE VII

FORM OF NOTE

Section 7.1	Form of Debt Note	31

ARTICLE VIII

ORIGINAL ISSUE OF NOTES

Section 8.1	Original Issue of Notes	38
ARTICLE IX

Section 9.1	Limitation on Claim for Certain Deferred Interest in Bankruptcy	39

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ARTICLE X

APPLICABILITY OF DEFEASANCE AND COVENANT DEFESANCE

Section 10.1	Applicability of Defeasance and Covenant Defeasance	40

ARTICLE XI

REMEDIES OF THE TRUSTEE AND SECURITYHOLDERS ON EVENT OF DEFAULT

Section 11.1	Event of Default	41
Section 11.2	Acceleration of Maturity; Rescission and Annulment	42
Section 11.3	Collection of Indebtedness and Suits for Enforcement by Trustee	43
Section 11.4	Unconditional Right of Holders to Receive Principal, Premium and Interest; Direct Action by Holders of Trust Securities	44

ARTICLE XII

MISCELLANEOUS

Section 12.1	Ratification of Indenture	45
Section 12.2	Trustee Not Responsible for Recitals	45
Section 12.3	Governing Law	45
Section 12.4	Separability	45
Section 12.5	Counterparts	45

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THIS FIRST SUPPLEMENTAL INDENTURE, dated as of December 15, 2005 (this “Supplemental Indenture”), is between Burlington Northern Santa Fe Corporation, a Delaware corporation (the “Company”), and U.S. Bank National Association, not in its individual capacity but solely as trustee (the “Trustee”), under the Indenture, dated as of December 8, 2005, between the Company and the Trustee (the “Indenture”).

W I T N E S S E T H:

WHEREAS, the Company and the Trustee entered into the Indenture, pursuant to which one or more series of debentures, notes or other evidence of indebtedness of the Company may be issued from time to time;

WHEREAS, pursuant to the terms of the Indenture, the Company desires to provide for the establishment of a new series of its Notes under the Indenture to be known as its 6.613% Fixed/Floating Rate Junior Subordinated Notes due 2055 (the “Notes”), the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Supplemental Indenture;

WHEREAS, BNSF Funding Trust I, a Delaware statutory trust (the “Trust”), has offered to the public 500,000 of its 6.613% Fixed/Floating Rate Trust Preferred Securities, aggregate stated liquidation amount of $500,000,000 (the “Trust Preferred Securities”), and has offered to the Company $10,000 aggregate stated liquidation amount of its trust common securities (the “Trust Common Securities”), such Trust Preferred Securities and Trust Common Securities representing undivided beneficial interests in the assets of the Trust, and proposes to invest the proceeds from such offerings in $500,010,000 aggregate principal amount of the Notes; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture, and all requirements necessary to make this Supplemental Indenture a valid instrument, in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the purchase and acceptance of the Notes by the holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of the Notes and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definition of Terms. Unless the context otherwise requires:

(a) a term defined in the Indenture has the same meaning when used in this Supplemental Indenture,

(b) a term defined anywhere in this Supplemental Indenture has the same meaning throughout and

(c) the following terms have the meanings given to them in the Declaration: (i) Clearing Agency; (ii) Delaware Trustee; (iii) Distributions; (iv) Property Trustee; and (v) Administrative Trustees.

(d) All financial terms used in this Supplemental Indenture will be determined in accordance with GAAP as applied to and reflected in the Company’s consolidated financial statements as of the relevant dates or for the relevant periods, except as expressly provided in the definitions of the terms set forth herein; provided that if because of a change in GAAP that results in a cumulative effect of a change in accounting principle or a restatement, the Company’s Leverage Ratio or Interest Coverage Ratio is higher or lower than it would have been absent that change, then, for purposes of the calculations described in this Agreement with respect to determining Mandatory Trigger Events, commencing with the fiscal quarter for which such change in GAAP became effective, the Leverage Ratio or Interest Coverage Ratio will be calculated on a pro forma basis as if such change had not occurred.

In addition, the following terms have the following respective meanings:

“3-month LIBOR Rate” means, for each interest period during the floating rate period, the interest rate per annum shown on Telerate Inc. Page 3750 at or about 11:00 a.m. London time on the second London banking day (the “LIBOR Determination Date”) preceding the first day of the interest period (the “Reset Date”) for deposits in U.S. dollars with a maturity of three months and commencing on the Reset Date. If such rate does not appear on that page or such other page as shall replace that page for the purpose of displaying offered rates of leading banks for London interbank deposits in U.S. dollars, LIBOR shall be determined on the basis of the rates, at approximately 11:00 a.m., London time, on the LIBOR Determination Date, at which U.S. dollar deposits with a maturity of three months in an amount determined by the Calculation Agent as representative of a single transaction in the relevant market and at the relevant time are offered by four major banks in the London interbank market (“Reference Banks”) selected by the Calculation Agent to prime banks in the London interbank market for the interest period commencing on the Reset Date. The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two quotations are provided as requested, LIBOR will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, LIBOR shall be the interest rate per annum equal to the average of the rates per annum quoted by three major banks in New York City selected by the Calculation Agent, at or about 11:00 a.m. New York City time on the LIBOR Determination Date, for loans in U.S. dollars to leading European banks in amounts that are representative of a single transaction in the relevant market and at the relevant time with a maturity corresponding to the interest period and commencing on the Reset Date. If fewer than three New York City banks selected by the Calculation Agent are quoting rates, 3-month LIBOR for the applicable interest period will be the same as for the immediately preceding interest period. If the interest period does not correspond to a period for which rates are available, LIBOR shall be determined through the use of straight-line interpolation by reference to two rates, the first rate to be determined by reference to the period of time for which rates are available next shorter than the length of the interest period and the second to be determined by reference to the period of time for which rates are available next longer than the length of the interest period.

“Additional Interest” has the meaning set forth in Section 2.5(f).

“Adjusted Debt” means the Company’s (i) long-term debt and commercial paper plus (ii) long-term debt due within one year, including any junior subordinated debt, but excluding any preferred stock on the Company’s balance sheet, plus (iii) 7 times Annualized Rent, plus (iv) amount sold under the Accounts Receivable Facility from the Accounts Receivable footnote in the Company’s periodic financial reports.

“Adjusted EBIT” means the Company’s (i) quarterly net income plus (ii) quarterly tax expense plus (iii) Adjusted Interest Expense.

“Adjusted EBITDA” means the Company’s (i) Adjusted EBIT plus (ii) quarterly depreciation and amortization.

“Adjusted Interest Expense” means (i) quarterly debt interest expense from the income statement plus (ii) the quarterly cost of sale of accounts receivable from the Accounts Receivable footnote in the Company’s periodic financial reports.

“Alternative Payment Mechanism” means payments on the Notes made pursuant to Section 5.4.

“Annualized Rent” means the annual rent expense of the Company’s most recently completed fiscal year, as disclosed in the lease commitment footnote of the annual consolidated financial statements of the Company.

“APM Deferral” has the meaning set forth in Section 4.2.

“APM Deferred Interest” has the meaning set forth in Section 4.2.

“APM Period” has the meaning set forth in Section 5.2.

“Bankruptcy Event” means an Event of Default described in Section 11.2(d) or 11.2(e).

“Business Day” means a day other than (i) a Saturday or Sunday; or (ii) a day on which banks in Wilmington, Delaware or New York, New York are authorized or obligated by law or executive order to remain closed.

“Calculation Agent” means (i) U.S. Bank Trust National Association and its successors or (ii) if such entity is no longer a primary United States Government securities dealer in New York City, such replacement entity that is a primary United States Government securities dealer in New York City as the Company may appoint.

“Company” has the meaning set forth in the preamble of this Supplemental Indenture.

“Comparable Treasury Issue” means, with respect to any redemption date, the United States Treasury security selected by the Calculation Agent as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life. If no United States Treasury security has a maturity which is within a period from three months before to three months after January 15, 2026, the two most closely corresponding United States Treasury securities will be used as the Comparable Treasury Issue, and the Treasury Rate will be interpolated or extrapolated on a straight-line basis, rounding to the nearest month using such securities.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of five Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and the lowest Reference Treasury Dealer Quotations, or (ii) if the Calculation Agent obtains fewer than five Reference Treasury Dealer Quotations, the average of all such quotations.

“Compounded Interest” shall mean Fixed Rate Compounded Interest and Floating Rate Compounded Interest.

“Declaration” means the Amended and Restated Declaration of Trust of Trust, a Delaware statutory trust, dated as of December 15, 2005.

“Deferred Interest” shall mean Mandatory Deferred Interest and Optional Deferred Interest.

“Depositary”, with respect to the Notes, means The Depository Trust Company or any successor clearing agency for the Trust Preferred Securities.

“Dissolution Event” means that the Trust is to be dissolved in accordance with the Declaration, and the Notes held by the Property Trustee are to be distributed to the holders of the Trust Securities issued by the Trust pro rata in accordance with the Declaration.

“Eligible Equity Proceeds” means, for each Interest Payment Date, the net cash proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuances) received by the Company during the 180-day period prior to such Interest Payment Date from the sale or offering of any combination of the following equity securities to persons that are not affiliates of the Company: (i) shares of the Company’s common stock (including treasury shares and shares of common stock sold pursuant to the Company’s dividend reinvestment plan and employee benefit plans), and/or (ii) shares of the Company’s Qualifying Preferred Stock, provided that the total amount of Eligible Equity Proceeds raised from December 16, 2005 to the Maturity Date from the sale of Qualifying Preferred Stock shall not exceed 25% of the aggregate initial principal amount of the Notes.

“Extinguished Deferred Interest” has the meaning set forth in Section 9.1 hereof.

“Fixed Rate” has the meaning set forth in Section 2.5(a).

“Fixed Rate Compounded Interest” has the meaning set forth in Section 2.5(g).

“Fixed Rate Period” means, for any Note, the period commencing on December 15, 2005 to, but not including, January 15, 2026.

“Floating Rate” has the meaning set forth in Section 2.5(a).

“Floating Rate Compounded Interest” has the meaning set forth in Section 2.5(g).

“Floating Rate Period” means the period commencing on January 15, 2026 through December 15, 2055.

“GAAP” means, at any date or for any period, U.S. generally accepted accounting principles, as in effect on such date or for such period.

“Indenture” has the meaning set forth in the preamble of this Supplemental Indenture.

“Interest Coverage Ratio” means (i) the sum of (A) four times Adjusted EBIT plus (B) one-third of Annualized Rent divided by (ii) the sum of (A) four times Adjusted Interest plus (B) one-third of Annualized Rent.

“Interest Period” means a Quarterly Interest Period or a Semi-Annual Interest Period.

“Interest Payment Date” shall mean a Quarterly Interest Payment Date during the Floating Rate Period and a Semi-Annual Interest Payment Date during the Fixed Rate Period.

“Investment Company” means an investment company as defined in the Investment Company Act.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time, or any successor legislation.

“Leverage Ratio” means the Company’s (i) Adjusted Debt divided by (ii) (a) Adjusted EBITDA, times 4, plus (b) Annualized Rent.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England.

“Mandatory Trigger Period” has the meaning set forth in Section 4.2.

A “Mandatory Trigger Event” shall have occurred with respect to any Interest Period if on the 30th day prior to the Interest Payment Date for such Interest Period:

(a)	the Company’s Leverage Ratio is equal to or greater than 5.0 for each of its three most recently completed fiscal quarters; and

(b)	the Company’s Interest Coverage Ratio is equal to or less than 2.0 for each of its three most recently completed fiscal quarters.

“Mandatory Deferred Interest” has the meaning set forth in Section 4.2.

“Market Disruption Event” means the occurrence or existence of any of the following events or sets of circumstances:

(a)	trading in securities generally on the New York Stock Exchange or any other national securities exchange or over-the-counter market on which the Company’s common stock and/or preferred stock is then listed or traded shall have been suspended or its settlement generally shall have been materially disrupted;

(b)

the Company would be required to obtain the consent or approval of a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue shares of the Company’s common stock and/or perpetual non-cumulative preferred stock and the Company fails to obtain that consent or approval notwithstanding the Company’s commercially reasonable efforts to obtain that consent or approval; or

(c)	an event occurs and is continuing as a result of which the offering document for the offer and sale of the Company’s common stock and/or perpetual non-cumulative preferred stock would, in the Company’s reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in that offering document or necessary to make the statements in that offering document not misleading and either (a) the disclosure of that event at the time the event occurs, in the Company’s reasonable judgment, would have a material adverse effect on the Company’s business or (b) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the Company’s ability to consummate that transaction, provided that one or more events described in this subsection (c) shall not constitute a Market Disruption Event with respect to more than one Interest Payment Date.

“MDE Certification” means a written certification of a Responsible Officer of the Company delivered in advance of an Interest Payment Date certifying that:

(i) a Market Disruption Event was existing after the immediately preceding Interest Payment Date;

(ii) and either (A) the Market Disruption Event continued for the entire period from the Business Day immediately following the preceding Interest Payment Date to the Business Day immediately preceding the date on which such certification is provided or (B) the Market Disruption Event continued for only part of such period but the Company was unable after best efforts to raise sufficient Eligible Equity Proceeds during the rest of that period to pay all accrued and unpaid interest due on the Interest Payment Date with respect to which such MDE Certification is being delivered.

Such certification shall identify the type of Market Disruption Event that has occurred with respect to the applicable Interest Payment Date, and the date(s) on which such event occurred or existed.

“Maturity Date” means the date on which the Notes mature and on which the principal shall be due and payable together with all accrued and unpaid interest thereon including Compounded Interest and Additional Interest, if any.

“Non Book-Entry Trust Preferred Securities” has the meaning set forth in Section 2.4(b).

“Notes” has the meaning set forth in the recitals of this Supplemental Indenture.

“Optional Deferral” has the meaning set forth in Section 4.1.

“Optional Deferral Period” has the meaning set forth in Section 4.1.

“Optional Deferred Interest” has the meaning set forth in Section 4.1.

“Optional Redemption Price” has the meaning set forth in Section 3.1

“Pari Securities” means (i) any indebtedness, the terms of which (x) permit deferral of interest for a period that is equal to or exceeds ten years before the holders thereof may require the acceleration of such indebtedness on account of such interest deferral, (y) limit the source of funds for payment of deferred interest (other than in the event of repayment at maturity or earlier redemption or acceleration) by reference to the proceeds from issuances and sales of capital stock and (z) provide that it ranks equally with the Notes; and (ii) guarantees, if any, of such indebtedness described in (i) and guarantees, if any, of securities similar to the trust securities of financing vehicles similar to the trust to which such indebtedness described in (i) has been issued.

“Quarterly Interest Period” means each period commencing on a Quarterly Interest Payment Date and continuing to but not including the next succeeding Quarterly Interest Payment Date (except that the first Quarterly Interest Period will commence on January 15, 2026).

“Quarterly Interest Payment Date” means each January 15, April 15, July 15 and October 15 during the Floating Rate Period, commencing April 15, 2026; provided that if any such day is not Business Day, then the Quarterly Interest Payment Date shall be the immediately succeeding Business Day (except if such next succeeding Business Day falls in the next succeeding calendar year, in which case such payment shall be made on the immediately preceding Business Day).

“Qualifying Preferred Stock” means preferred stock of the Company that (i) rank pari passu with or junior to the Securities, (ii) are perpetual with no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, (iii) are Non-Cumulative Preferred Stock (as defined in the Replacement Capital Covenant) and (iv) either (a) whether by its terms or when taken together with any related transaction agreement, includes an Explicit Replacement Covenant (as defined in the Replacement Capital Covenant) or (b) includes a Mandatory Trigger Provision (as defined in the Replacement Capital Covenant).

“Regulatory Event” means that the Company and the Property Trustee, on behalf of the Trust, shall have received an opinion of counsel experienced in U.S. securities law practice, including practice under the Investment Company Act (which opinion shall not have been rescinded), to the effect that, as a result of the occurrence of an amendment to, or change (including any announced proposed change) in, the laws or regulations of the United States or any political subdivision thereof or therein or any other governmental agency or regulatory authority (a “Change in 1940 Act Law”), there is more than an insubstantial risk that the Trust is or will be considered an Investment Company which is required to be registered under the Investment Company Act, which Change in 1940 Act Law becomes effective after December 12, 2005.

“Reference Treasury Dealer” means the Calculation Agent and any other primary treasury dealer selected by the Calculation Agent after consultation with the Company.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Calculation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Calculation Agent by a Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

“Remaining Life” means the period of time from the date on which the Notes are redeemed to January 15, 2026.

“Replacement Capital Covenant” means the Replacement Capital Covenant of the Company, dated as of December 15, 2005, as in effect on such date.

“Securities Act” means the Securities Act of 1933, as amended.

“Semi-Annual Interest Period” means each period commencing on a Semi-Annual Interest Payment Date and continuing to but not including the next succeeding Semi-Annual Interest Payment Date (except that the first Semi-Annual Interest Period will begin on December 15, 2005 and the final Semi-Annual Interest Period will end on January 15, 2026).

“Semi-Annual Interest Payment Date” means each January 15 and July 15 during the Fixed Rate Period, commencing July 15, 2006; provided that if any such day is not Business Day, then the Semi-Annual Interest Payment Date shall be the immediately succeeding Business Day.

“Senior Indebtedness” means any payment in respect of (i) indebtedness of the Company for money borrowed; (ii) indebtedness of the Company evidenced by securities, bonds, notes or debentures, including junior subordinated debt securities, issued under indentures or other similar instruments other than the Indenture; (iii) all capital lease obligations of the Company; (iv) all obligations of the Company issued or assumed as the deferred purchase price of property, all of the Company’s conditional sale obligations and the Company’s obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (v) all of the obligations of the Company for reimbursement with respect to any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction; (vi) all obligations of the type referred to in clauses (i) through (v) of other persons the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and

(vii) all obligations of the type referred to in clauses (i) through (vi) of another person secured by any lien on any property or assets of the Company (whether or not that obligation has been assumed by the Company); provided, however, that Senior Indebtedness shall not include: (i) Pari Securities; (ii) any such indebtedness of the Company to trade creditors or assumed by the Company or any of its subsidiaries in the ordinary course of business in connection with the obtaining of materials or services; (iii) any such indebtedness of the Company to any of its Subsidiaries; (iv) any such indebtedness of the Company to any of its employees; and (v) any liability of the Company for taxes.

“Special Event” means a Regulatory Event or a Tax Event.

“Special Event Redemption Price” has the meaning set forth in Section 3.2.

“Supplemental Indenture” has the meaning set forth in the preamble hereto.

“Tax Event” means that the Company and the Property Trustee, on behalf of the Trust, shall have received an opinion of counsel having a nationally recognized independent tax and securities law practice (which opinion shall not have been rescinded by such firm) to the effect that, as a result of (a) any amendment to, or change (including any announced proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or (b) any interpretation or application of, or pronouncement with respect to, such laws or regulations by any legislative body, court, governmental or administrative agency or body, or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory or administrative determination), or (c) a threatened challenge asserted in connection with an audit of the Company or any or its subsidiaries or the Trust, or a threatened challenge asserted in writing against any other tax payer that has raised capital through the issuance of securities that are substantially similar to the junior subordinated debt notes or the trust preferred securities, which amendment or change is effective, or pronouncement, or decision or threatened challenge is announced after December 12, 2005 there is more than an insubstantial risk that (i) the Trust is or within 90 days of the date following such opinion will be subject to United States federal income tax with respect to income or gain received, accrued or realized on or with respect to the Notes, (ii) interest payable to the Trust by the Company on the Notes is not, or within 90 days following the date of the opinion will not be, deductible by the Company (or by a member of the Company’s “affiliated group,” within the meaning of section 1504 of the Internal Revenue Code of 1986, as amended, that files a consolidated federal income tax return with the Company), in whole or in part, for United States federal income tax purposes, or (iii) the Trust is or will be subject to more than a de minimis amount of other taxes, duties or other governmental charges.

“Telerate Page 3750” means the display designated on page 3750 on MoneyLine Telerate, Inc. or any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page).

“Treasury Rate” means:

(i) the yield, under the heading which represents the average for the week immediately prior to the date of calculation, appearing in the most recently published statistical release designated H.15(519) or any successor publication which is published weekly by the Federal Reserve and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Remaining Life of Fixed Rate Period (if no maturity is within three months before or after the Remaining Life of Fixed Rate Period, yields for the two published maturities most closely corresponding to the Remaining Life of Fixed Rate Period will be determined and the Treasury Rate will be interpolated or extrapolated from these yields on a straight-line basis, rounding to the nearest month), or

(ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date, in either case calculated on the third Business Day prior to the designated redemption date.

“Trigger Determination Date” means, with respect to any Interest Payment Date, the 30th day prior to such Interest Payment Date.

“Trust” has the meaning set forth in the recitals of this Supplemental Indenture.

“Trust Common Securities” has the meaning set forth in the recitals of this Supplemental Indenture.

“Trust Preferred Securities” has the meaning set forth in the recitals of this Supplemental Indenture.

“Trust Preferred Note Certificate” means a certificate representing a Preferred Note substantially in the form of Exhibit D to the Declaration.

“Trust Securities” means the Trust Common Securities and the Trust Preferred Securities.

“Trustee” has the meaning set forth in the preamble of this Supplemental Indenture.

“Underwriting Agreement” means the Underwriting Agreement, dated December 12 2005, among the Company, the Trust and the Underwriters therein named.

Section 1.2 Interpretation. Each definition in this Supplemental Indenture includes the singular and the plural, and references to the neuter gender include the masculine and feminine where appropriate. References to any statute mean such statute as amended at the time and include any successor legislation. The word “or” is not exclusive, and the words “herein,” “hereof” and “hereunder” refer to this Supplemental Indenture as a whole. The headings to the Articles and Sections are for convenience of reference and shall not affect the meaning or interpretation of this Supplemental Indenture. References to Articles and Sections mean the Articles and Sections of this Supplemental Indenture.

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.1 Designation and Principal Amount. There is hereby authorized a series of Notes under the Indenture designated the “6.613% Fixed/Floating Rate Junior Subordinated Notes due 2055,” limited in aggregate principal amount to $500,010,000, which amount shall be as set forth in any written order of the Company for the authentication and delivery of Notes pursuant to Section 204 of the Indenture.

Section 2.2 Maturity. The Maturity Date will be December 15, 2055.

Section 2.3 Form and Payment. Except as provided in Section 2.4, the Notes shall be issued in fully registered certificated form without interest coupons. Principal of and interest (including Compounded Interest and Additional Interest, if any) and premium, if any, on the Notes issued in certificated form will be payable, the transfer of such Notes will be registrable and such Notes will be exchangeable for Notes bearing identical terms and provisions at the office or agency of the Trustee in Hartford, Connecticut, provided, however, that payment of interest may be made at the option of the Company by check mailed to the registered holder at such address as shall appear in the Note Register, except in the case of Notes represented by a Global Security. Notwithstanding the foregoing, so long as the registered holder of any Notes is the Property Trustee, the payment of the principal of and interest (including Compounded Interest and Additional Interest, if any) and premium, if any, on such Notes held by the Property Trustee will be made at such place and to such account as may be designated by the Property Trustee.

Section 2.4 Global Security. In connection with a Dissolution Event:

(a) the Notes in certificated form may be presented to the Trustee by the Property Trustee in exchange for a Global Security in an aggregate principal amount equal to the aggregate principal amount of the Notes so presented, to be registered in the name of the Depositary, or its nominee, and delivered by the Trustee to the Depositary for crediting to the accounts of its participants pursuant to the instructions of the Administrative Trustees. The Company, upon any such presentation, shall execute a Global Security in such aggregate principal amount and deliver the same to the Trustee for authentication and delivery in accordance with the Indenture and this Supplemental Indenture. Payments on the Notes issued as a Global Security will be made to the Depositary; and

(b) if any Trust Preferred Securities are held in non book-entry certificated form, the Notes in certificated form may be presented to the Trustee by the Property Trustee and any Trust Preferred Security Certificate which represents Trust Preferred Securities other than Trust Preferred Securities held by the Clearing Agency or its nominee (“Non Book-Entry Trust Preferred Securities”) will be deemed to represent beneficial interests in Notes presented to the Trustee by the Property Trustee having an aggregate principal amount equal to the aggregate stated liquidation amount of the Non Book-Entry Trust Preferred Securities until such Trust Preferred Security Certificates are presented to the Note Registrar for transfer or reissuance at which time such Trust Preferred Security Certificates will be cancelled and a Note, registered in the name of the holder of the Trust Preferred Security Certificate or the transferee of the holder of such Trust Preferred Security Certificate, as the case may be, with an aggregate principal amount equal to the aggregate stated liquidation amount of the Trust Preferred Security Certificate cancelled, will be executed by the Company and delivered to the Trustee for authentication and delivery in accordance with the Indenture and this Supplemental Indenture. On issue of such Notes, Notes with an equivalent aggregate principal amount that were presented by the Property Trustee to the Trustee will be deemed to have been cancelled.

Section 2.5 Interest. (a) (i) Interest during the Fixed Rate Period. During the Fixed Rate Period, the outstanding principal amount of each Note will bear interest at the per annum rate of 6.613% (the “Fixed Rate”) until the commencement of the Floating Rate Period or, if earlier, until the principal thereof is paid, and (to the extent that payment of such interest is enforceable under applicable law) on any overdue or deferred installment of interest at the Fixed Rate, compounded semi-annually, payable (subject to the provisions of Article IV) semi-annually in arrears on January 15, and July 15, of each year, commencing on July 15, 2006.

(ii) Interest during the Floating Rate Period. During the Floating Rate Period, the outstanding principal amount of each Outstanding Note will bear interest during each Quarterly Interest Period, payable quarterly in arrears on each January 15, April 15, July 15, and October 15, commencing April 15, 2026, at a rate equal to 2.35% plus the 3-Month LIBOR Rate (each rate with respect to any Quarterly Interest Period in accordance with this Section 4.1(b)(ii) the “Floating Rate” with respect to such Quarterly Interest Period) until the stated principal amount thereof is paid, and (to the extent that payment of such interest is enforceable under applicable law) interest on any overdue or deferred installment of interest shall accrue at the Floating Rate prevailing from time to time, compounded quarterly at such prevailing Floating Rate through the end of the Floating Rate Period.

(b) Payment of Interest to Record Holders of the Notes. Interest on each Note shall be paid to the Person in whose name such Note or any predecessor Note is registered, at the close of business on the regular record date for such interest installment, which shall be the 15th day (whether or not a business day) next preceding the Interest Payment Dated provided that in respect of (i) Notes of which the Property Trustee is the registered holder and the Trust Preferred Securities are in book-entry only form or (ii) a Global Security, the regular record date shall be the close of business on the Business Day next preceding that Interest Payment Date and provided further that, if (i) the Notes are held by the Property Trustee and the Trust Preferred Securities are no longer in book-entry only form or (ii) the Notes are not represented by a Global Security, the Company may select a regular record date at least one but not more than 60 Business Days before an Interest Payment Date.

(c) During the Fixed Rate Period, the amount of interest payable on any interest payment date will be computed on the basis of a 360-day year of twelve 30-day months. During the Floating Rate Period, the amount of interest payable will be computed by multiplying the annual Floating Rate in effect for the Quarterly Interest Period or portion thereof in respect of which the interest payment is made by a fraction, the numerator of which will be the actual number of days in such Quarterly Interest Accrual Period (or a portion thereof) (determined by including the first day thereof and excluding the last day thereof) and the denominator of which will be 360, and multiplying the product obtained thereby by the principal amount of the Notes.

(d) Other than in connection with the maturity or early redemption of the Notes or the payment in whole or in part of deferred or overdue interest on the Notes. Interest on the Notes may be paid only on an Interest Payment Date. If the date fixed for any payment of interest, Redemption Price or any other payment on any Notes during the Fixed Rate Period shall be a day that is not a Business Day, then such payment need not be made on such date but may be made on the next succeeding day that is a Business Day, with the same force and effect as though made on the date fixed for such payment and without any interest or other payment in respect of any such delay. If the date fixed for any payment of interest, Redemption Price or any other payment on any Notes during the Floating Rate Period shall be a day that is not a Business Day, then such payment need not be made on such date but may be made on the next succeeding day that is a Business Day, with the same force and effect as though made on the date fixed for such payment and without any interest or other payment in respect of any such delay; provided that, if such next succeeding Business Day falls in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day.

(e) The Company may, at its option and in accordance with the Indenture, appoint a paying agent for the Notes. If a paying agent has been appointed by the Company, the paying agent, unless the Company shall otherwise determine and so notify the paying agent, shall calculate the amount of interest payable on the Notes on each Interest Payment Date. All certificates, communications, opinions, determinations, calculations, quotations and decisions given, expressed, made or obtained for the purposes of the provisions relating to the payment and calculation of interest on the Notes, by the paying agent, will (in the absence of willful default, bad faith or manifest error) be binding on the Trust, the Company, the Trustee and all holders of the Notes, and no liability will (in the absence of willful default, bad faith or manifest error) attach to the paying agent in connection with the exercise or non-exercise by any of them of their powers, duties and discretion.

(f) If a Tax Event has occurred and is continuing at any time while the Property Trustee is the holder of any Notes, and the Trust or the Property Trustee is required to pay any taxes, duties, assessments or other governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any case, the Company will pay as additional interest (“Additional Interest”) on the Notes held by the Property Trustee, such additional amounts as shall be required so that the net amounts received and retained by the Trust and the Property Trustee after paying such taxes, duties, assessments or other governmental charges will be equal to the amounts the Trust and the Property Trustee would have received had no such taxes, duties, assessments or other government charges been imposed as a result of such Tax Event. For purposes of this Section 2.5(f), a Tax Event will have occurred irrespective of whether the Company or the Trust has received an opinion of counsel.

(g) To the extent permitted by applicable law, interest not paid when due hereunder, including, without limitation, all Deferred Interest, will until paid compound semi-annually at the Fixed Rate on each Interest Payment Date during the Fixed Rate Period (“Fixed Rate Compounded Interest”) and compound quarterly at the prevailing Floating Rates on each Interest Payment Date during the Floating Rate Period (“Floating Rate Compounded Interest”). References to “interest” in the Indenture and this Supplemental Indenture include references to such Compounded Interest.

ARTICLE III

REDEMPTION OF THE NOTES

Section 3.1 Optional Redemption. Subject to the provisions of Article III of the Indenture, the Company shall have the right to redeem the Notes for cash:

(a) in whole or in part, at any time and from time to time on or after January 15, 2026, at a redemption price (the “Optional Redemption Price”) equal to the aggregate principal amount of the Notes to be redeemed, plus all accrued and unpaid interest thereon to but not including the redemption date; or

(b) in whole or in part at any time prior to January 15, 2026, at a redemption price (the “Make-Whole Optional Redemption Price”) equal to the greater of (1) 100% of the principal amount of the Notes being redeemed, and (2) as determined by the Calculation Agent, the sum of the present values of remaining scheduled payments of principal and interest thereon for the Remaining Life, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.35%, plus, in each case, all accrued and unpaid interest thereon to but not including the redemption date.

Section 3.2 Special Event Redemption. If a Special Event has occurred and is continuing, then the Company shall have the right to redeem the Notes, in whole, but not in part, for cash within 90 days following the occurrence of such Special Event at a redemption price (the “Special Event Redemption Price”) equal to the greater of: (1) 100% of the principal amount of the Notes being redeemed, and (2) as determined by the Calculation Agent, the sum of the present values of remaining scheduled payments of principal and interest thereon for the Remaining Life, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.50%, plus, in each case, all accrued and unpaid interest thereon to but not including the redemption date. Notwithstanding the foregoing, if the Company can, or can cause the Trust, to eliminate a Special Event by either the Company or the Trust, or both of them together, taking some ministerial action, including, but not limited to making a filing or an election, or pursuing some other similar reasonable measure which has no adverse effect on the Trust, the Company or the holders of the Trust Securities, the Company may not redeem the Notes pursuant to this Section 3.2 on account of such Special Event.

Section 3.3 Certain Redemption Procedures. Any redemption pursuant to this Article III will be made upon not less than 30 days’ nor more than 60 days’ notice to the registered holder of the Notes. If the Notes are to be redeemed in part pursuant to Section 3.1, the Notes will be redeemed by lot or by any other method utilized by the Trustee; provided, that if at the time of redemption, the Notes are registered as a Global Security, the Depositary shall determine, in accordance with its procedures, the principal amount of such Notes beneficially held by each holder of a Note be redeemed. The

Optional Redemption Price or Special Redemption Price, as applicable, shall be paid prior to 12:00 noon, New York City time, on the date of such redemption or at such earlier time as the Company determines and specifies in the notice of redemption, provided the Company shall deposit with the Trustee an amount sufficient to pay such redemption price by 10:00 a.m. on the date such redemption price is to be paid.

Section 3.4 No Sinking Fund. The Notes are not entitled to the benefit of any sinking fund.

ARTICLE IV

DEFERRAL OF INTEREST

Section 4.1 Optional Interest Deferral.

(a) The Company shall have the right, at any time and from time to time during the term of the Notes, to elect to defer payment of interest on the Notes on any Interest Payment Date (“Optional Deferral”), provided that the Company may not (i) elect to defer payment of interest if an Event of Default has occurred and is continuing as of the date of the Company’s notice of its election to the Trustee or on the 10th Business Day prior to the applicable Interest Payment Date, (ii) elect to defer payment of any accrued interest otherwise due on any Interest Payment Date with respect to which a Mandatory Trigger Event has occurred, (iii) elect to defer payment of any interest otherwise due on any Interest Payment Date if such deferral would result in the Company having optionally deferred any interest otherwise due on a number of consecutive Interest Payment Dates (excluding any Interest Payment Date with respect to which a Mandatory Trigger Event has occurred) with respect to Quarterly Interest Periods or Semi-Annual Interest Periods which, taken together as a single period, would exceed five years, or (iv) elect to defer payment of any interest due on the maturity date of, or redemption date for, the Notes. A period of Optional Deferral (an “Optional Deferral Period”) will be deemed to commence on the first day of the first Quarterly Interest Period or Semi-Annual Interest Period with respect to which the Company has optionally deferred payment of interest pursuant to the preceding sentence and shall continue until the earlier of (i) the payment by the Company of all accrued and unpaid interest on any Interest Payment Date and (ii) the first Interest Payment Date on which the Company shall have optionally deferred interest on a number of consecutive Interest Payment Dates (excluding any Interest Payment Date with respect to which a Mandatory Trigger Event has occurred) with respect to Quarterly Interest Periods or Semi-Annual Interest Periods which, taken together as a single period, would exceed five years, provided that the Optional Deferral Period shall not include, and shall be tolled during, any Quarterly Interest Period or Semi-Annual Interest Period with respect to which a Mandatory Trigger Event has occurred. The Company may not elect Optional Deferral for an Interest Payment Date if (i) the Company has failed to pay any amount of optionally deferred interest on the Notes for any reason for a period of ten consecutive years or (ii) the Company has failed to pay any amount of deferred interest on the Notes for any reason for a period of twelve consecutive years, in each of cases (i) and (ii) including as a result of the delivery of an MDE Certification pursuant to Section 4.2.

(b) Interest on the Notes will continue to accrue and compound during an Optional Deferral Period. Upon the termination of an Optional Deferral Period and upon the payment of all interest accrued and unpaid as of any Interest Payment Date, the Company may again elect to defer interest subject to the requirements of clause (a) of this Section 4.1. No interest shall be due and payable on any Interest Payment Date with respect to which the Company has elected to defer interest in accordance with this

Section 4.1 until the Interest Payment Date immediately following the applicable Optional Deferral Period, but the Company may prepay at any time all or any portion of the interest accrued during an Optional Deferral Period, subject to the terms of Sections 5.1 and 5.2.

(c) To the extent permitted by applicable law, any amount of interest, the payment of which has been deferred because of Optional Deferral pursuant to this Section 4.1, will bear interest (i) at the Fixed Rate compounded semi-annually during each semi-annual period during the Fixed Rate Period and (ii) at the prevailing Floating Rate during each quarterly interest period during the Floating Rate Period. On the Interest Payment Date immediately following the end of the Optional Deferral Period, subject to the separate deferral rights provided in Section 4.2, the Company shall pay all interest deferred during the Optional Deferral Period, including any Compounded Interest and Additional Interest (together, “Optional Deferred Interest”), and any other interest due on such Interest Payment Date. Optional Deferred Interest shall be payable to the holders of the Notes in whose names the Notes are registered in the Note Register on the record date with respect to such Interest Payment Date.

Section 4.2 Deferral During APM Period.

(a) The Company also shall have the right, at any time and from time to time during the term of the Notes, to defer payment of interest due on any Interest Payment Date during an APM Period (“APM Deferral”) if the Company shall have delivered to the Trustee an MDE Certification with respect to such Interest Payment Date no more than 10 Business Days and no less than five Business Days in advance thereof, provided that the Company may not defer interest pursuant to this Section 4.2 (i) on or after the maturity date of, or redemption date for, the Notes, (ii) if such deferral would result in the Company having failed to pay accrued interest in full on a number of consecutive Interest Payment Dates during a Mandatory Trigger Period with respect to a number of consecutive Quarterly Interest Periods or Semi-Annual Interest Periods which, taken together as a single period, would exceed seven years, (iii) if such deferral would result in the Company having failed to pay accrued interest in full on a number of consecutive Interest Payment Dates (excluding any Interest Payment Date during a Mandatory Trigger Period) with respect to Quarterly Interest Periods or Semi-Annual Interest Periods which, taken together as a single period, would exceed 10 years, or (iv) if such deferral would result in the Company having failed to pay accrued interest in full on a number of consecutive Interest Payment Dates (whether or not during a Mandatory Trigger Period) with respect to a number of consecutive Quarterly Interest Periods or Semi-Annual Interest Periods which, taken together as a single period, would exceed 12 years.

(b) A “Mandatory Trigger Period” will commence, with respect to any Interest Period, on the applicable Trigger Determination Date if a Mandatory Trigger Event has then occurred and will end on the earlier of (i) the next Trigger Determination Date on which the Mandatory Trigger Event is no longer continuing or (ii) the first

Interest Payment Date on which the Company shall have deferred payment of interest on the Notes pursuant to Section 4.2(a) for a number of consecutive Interest Payment Dates with respect to Quarterly Interest Periods or Semi-Annual Interest Periods which, taken together as a single period, would exceed seven years during which one or more Mandatory Trigger Events have occurred and are continuing.

(c) The Company shall pay all accrued and unpaid interest corresponding to deferrals under this Section 4.2, including any Compounded Interest and Additional Interest (together, “APM Deferred Interest”), and any other accrued and unpaid interest on the first Interest Payment Date on which deferral of interest pursuant to this Section 4.2 would not be permitted, subject to the Company’s right to defer interest pursuant to Section 4.1 to the extent then applicable.

(d) To the extent permitted by applicable law, interest, the payment of which has been deferred because of Mandatory Deferral pursuant to this Section 4.2, will bear interest (i) at the Fixed Rate compounded semi-annually during each semi-annual accrual period during the Fixed Rate Period and (ii) at the prevailing Floating Rates compounded quarterly during each quarterly interest accrual period during the Floating Rate Period.

Section 4.3 Notice of Deferrals. (a) (i) The Company shall give notice of any election of an Optional Deferral pursuant to Section 4.1 not fewer than 10 nor more than 60 Business Days prior to the Interest Payment Date for which interest on the Notes will be deferred.

(ii) The Company shall provide the MDE Certification to the Trust in respect of any APM Deferral not less than five and no more than 10 Business Days prior to the applicable Interest Payment Date.

(b) If the Property Trustee is the only registered holder of the Notes at the time the Company provides notice of its election of Optional Deferral or the MDE Certification, as applicable, the Company shall give such written notice and/or MDE Certification to the Administrative Trustees, the Property Trustee and the Trustee. If the Property Trustee is not the only holder of the Notes at the time the Company provides such written notice and/or MDE Certification, the Company shall provide such written notice and/or MDE Certification to the holders of the Notes and the Trustee.

ARTICLE V

CERTAIN COVENANTS

Section 5.1 Limitation on Payment of Current Interest when Deferred Interest is Outstanding. The Company may not pay on any Interest Payment Date interest that has accrued on any Note during the Semi-Annual Interest Period or Quarterly Interest Period, as applicable, immediately preceding such Interest Payment Date, unless the Company pays therewith all Deferred Interest at such time outstanding on such Note.

Section 5.2 Limitation on Source of Payment of Interest During APM Period. At any time (a) during a Mandatory Trigger Period or (b) when an Optional Deferral Period has ended but the Company has not then paid all accrued and unpaid Optional Deferred Interest (an “APM Period”), the Company shall not pay any accrued and unpaid interest on the Notes except on an Interest Payment Date and except in an aggregate amount for each Interest Payment Date that does not exceed the Eligible Equity Proceeds with respect to such Interest Payment Date raised by the Company pursuant to Section 5.3.

Section 5.3 Obligation to Raise Eligible Equity Proceeds. During any APM Period, except with respect to any Interest Payment Date for which the Company has delivered a timely MDE Certification pursuant to Section 4.2, the Company shall effect sales of (i) shares of the Company’s common stock (including treasury shares and shares of common stock sold pursuant to the Company’s dividend reinvestment plan and employee benefit plans), and/or (ii) shares of the Company’s Qualifying Preferred Stock, in an amount that will generate sufficient Eligible Equity Proceeds to enable the Company to pay all accrued and unpaid interest on the Notes, including Deferred Interest, in full on the next Interest Payment Date in accordance with Section 5.2. The Company shall apply all Eligible Equity Proceeds raised pursuant to this Section 5.3 to the payment of accrued and unpaid interest on the applicable Interest Payment Date until all accrued and unpaid interest shall have been paid in full.

Section 5.4 Covenants not to be Construed to Limit Claims. Subject to Section 9.1, the covenants contained in Sections 5.1, 5.2 and 5.3 hereof shall not be construed to limit the ability of the holders of the Notes to recover amounts in case of any receivership, insolvency, liquidation, bankruptcy, reorganization, readjustment, arrangement, composition or judicial proceeding affecting the Company and its property.

Section 5.5 Restricted Payments.

(a) Subject to Section 5.5(b), the Company shall not, and shall not permit any of its subsidiaries to, (i) declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its or its subsidiaries’ capital stock; (ii) make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any of its Indebtedness that ranks equally with or junior to the Notes; or (iii) make any guarantee payments with respect to the securities described in clause (i) or (ii) above (other than pursuant to its guarantee of the Trust Preferred Securities), in each of cases (i), (ii) and (iii) unless:

(1) all accrued and unpaid interest on the Notes and all accumulated and unpaid distributions on the Trust Preferred Securities have been paid in full as of the most recent Interest Payment Date;

(2) no Event of Default has occurred and is continuing; and

(3) the Company is not in default of its obligations under the guarantee of the Trust Preferred Securities.

(b) Notwithstanding Section 5.5(a), the Company and its subsidiaries may take any of the following actions at any time, including during an Optional Deferral Period, an APM Deferral Period or a Mandatory Trigger Period: (i) make any dividend, redemption, liquidation, interest, principal or guarantee payment in the form of common stock or any class or series of perpetual non-cumulative preferred stock of the Company; (ii) make any regularly scheduled dividend payment declared at a time when such declaration was permitted under Section 5.5(a); (iii) make any repurchases, redemptions or other acquisitions of shares of common stock or stock rights of the Company in connection with any employee benefit plans or any other contractual obligation of the Company, other than a contractual obligation ranking equally with or junior to the Notes; (iv) make payments under the guarantee in respect of the Trust Preferred Securities; (v) make payments or distributions in connection with a reclassification of the Company’s capital stock, provided that reclassification does not result in the issuance of securities senior to the Notes; (vi) make any payments or distributions in connection with an exchange or conversion of any securities of the Company for any class or series of the Company’s capital stock that is junior to the Notes (including the purchase of fractional interests thereof); (vii) solely in the case of any wholly-owned subsidiaries of the Company, make any payments or distributions to the Company with respect to the capital stock of such subsidiary; (viii) purchase fractional interests in shares of the Company’s capital stock (A) pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged or (B) in connection with any stock split, reclassification or similar transaction; and (ix) declare a dividend in connection with the implementation of a shareholder rights plan, or issue stock under any such plan in the future, or redeem or repurchase any such rights pursuant thereto.

Section 5.6 Restricted Payments During Mandatory Trigger Period. The Company shall not, and shall not permit any of its subsidiaries to, redeem, purchase or make a liquidation payment with respect to, any of the Company’s common stock or perpetual non-cumulative preferred stock, other than: (i) in connection with any employee benefit plan or other similar contractual obligation; (ii) in connection with an exchange or conversion of any securities of the Company for any class or series of the Company’s capital stock that is junior to the Notes (including the purchase of fractional interests thereof) or the purchase of fractional interests in connection with any stock split, reclassification or similar transaction; or (iii) redemptions or repurchases of rights issued pursuant to a shareholder rights plan.

Section 5.7 Payment of Expenses. In connection with the offering, sale and issuance of the Notes to the Property Trustee in connection with the sale of the Trust Securities by the Trust, the Company, in its capacity as borrower with respect to the Notes, shall:

(a) pay all costs and expenses relating to the offering, sale and issuance of the Notes, including commissions to the initial purchasers thereof payable pursuant to the Underwriting Agreement and compensation of the Trustee under the Indenture in accordance with the provisions of Section 607 of the Indenture;

(b) pay all costs and expenses of the Trust (including, but not limited to, costs and expenses relating to the organization of the Trust, the offering, sale and issuance of the Trust Securities (including commissions to the underwriters in connection therewith), the fees and expenses of the Property Trustee and the Delaware Trustee, the costs and expenses relating to the operation of the Trust, including without limitation, costs and expenses of accountants, attorneys, statistical or bookkeeping services, expenses for printing and engraving and computing or accounting equipment, paying agent(s), registrar(s), transfer agent(s), duplicating, travel and telephone and other telecommunications expenses and costs and expenses incurred in connection with the acquisition, financing, and disposition of Trust assets); and

(c) pay any and all taxes (other than United States withholding taxes attributable to the Trust or its assets) and all liabilities, costs and expenses with respect to such taxes of the Trust.

Section 5.8 Payment upon Resignation or Removal. Upon termination of this Supplemental Indenture or the Indenture or the removal or resignation of the Trustee, the Company shall pay to the Trustee all amounts accrued under Section 607 of the Indenture to the date of such termination, removal or resignation. Upon termination of the Declaration or the removal or resignation of the Delaware Trustee or the Property Trustee, as the case may be, pursuant to Section 8.6 of the Declaration, the Company shall pay to the Delaware Trustee or the Property Trustee, as the case may be, all amounts accrued under Section 8.6 of the Declaration to the date of such termination, removal or resignation.

ARTICLE VI

SUBORDINATION

Section 6.1 Agreement to Subordinate. The Company covenants and agrees, and each holder of Notes issued hereunder by such holder’s acceptance thereof likewise covenants and agrees, that all Notes shall be issued subject to the provisions of this Article VI; and each holder of a Note, whether upon original issue or upon transfer or assignment thereof, accepts and agrees to be bound by such provisions.

The payment by the Company of the principal of, premium, if any, and interest on all Notes issued hereunder shall, to the extent and in the manner hereinafter set forth, be subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness of the Company, whether outstanding at the date of this Supplemental Indenture or thereafter incurred.

No provision of this Article VI shall prevent the occurrence of any default, Covenant Default or Acceleration Event of Default hereunder.

Section 6.2 Default on Senior Indebtedness. In the event and during the continuation of any default by the Company in the payment of principal, premium, interest or any other payment due on any Senior Indebtedness of the Company, or in the event that the maturity of any Senior Indebtedness of the Company has been accelerated because of a default, then, in either case, no payment shall be made by the Company with respect to the principal (including redemption and sinking fund payments, if any) of, or premium, if any, or interest on the Notes.

In the event that, notwithstanding the foregoing, any payment shall be received by the Trustee or any holder when such payment is prohibited by the preceding paragraph of this Section 6.2, such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, but only to the extent that the holders of the Senior Indebtedness (or their representative or representatives or a trustee) notify the Trustee within 90 days of such payment of the amounts then due and owing on the Senior Indebtedness and only the amounts specified in such notice to the Trustee shall be paid to the holders of Senior Indebtedness.

Section 6.3 Liquidation; Dissolution; Bankruptcy. Upon any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due upon all Senior Indebtedness of the Company shall first be paid in full, or payment thereof provided for in money in accordance with its terms, before any payment is made by the

Company on account of the principal (and premium, if any) or interest on the Notes; and upon any such dissolution or winding-up or liquidation or reorganization, any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the holders of the Notes or the Trustee would be entitled to receive from the Company, except for the provisions of this Article VI, shall be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the holders of the Notes or by the Trustee under this Indenture if received by them or it, directly to the holders of Senior Indebtedness of the Company (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders, as calculated by the Company) or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing such Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay such Senior Indebtedness in full, in money or money’s worth, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness, before any payment or distribution is made to the holders of Notes or to the Trustee.

In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, prohibited by the foregoing, shall be received by the Trustee or the holders of the Notes before all Senior Indebtedness of the Company is paid in full, or provision is made for such payment in money in accordance with its terms, such payment or distribution shall be held in trust for the benefit of and shall be paid over or delivered to the holders of such Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing such Senior Indebtedness may have been issued, as their respective interests may appear, as calculated by the Company, for application to the payment of all Senior Indebtedness of the Company remaining unpaid to the extent necessary to pay such Senior Indebtedness in full in money in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the benefit of the holders of such Senior Indebtedness.

For purposes of this Article VI, the words “cash, property or securities” shall not be deemed to include shares of stock of the Company as reorganized or readjusted, or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this Article VI with respect to the Notes to the payment of all Senior Indebtedness of the Company that may at the time be outstanding, provided that (i) such Senior Indebtedness is assumed by the new corporation, if any, resulting from any such reorganization or readjustment, and (ii) the rights of the holders of such Senior Indebtedness are not, without the consent of such holders, altered by such reorganization or readjustment. The consolidation of the Company with, or the merger of the Company into, another corporation or the liquidation or dissolution of the Company following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another corporation upon the terms and conditions provided for in Article X of the

Indenture shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 6.3 if such other corporation shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions stated in Article X of the Indenture. Nothing in Section 6.2 or in this Section 6.3 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 607 of the Indenture.

Section 6.4 Subrogation. Subject to the payment in full of all Senior Indebtedness of the Company, the rights of the holders of the Notes shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to such Senior Indebtedness until the principal of (and premium, if any) and interest on the Notes shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders for such Senior Indebtedness of any cash, property or securities to which the holders of the Notes or the Trustee would be entitled except for the provisions of this Article VI, and no payment over pursuant to the provisions of this Article VI, to or for the benefit of the holders of such Senior Indebtedness by holders of the Notes or the Trustee, shall, as between the Company, its creditors other than holders of Senior Indebtedness of the Company, and the holders of the Notes be deemed to be a payment by the Company to or on account of such Senior Indebtedness. It is understood that the provisions of this Article VI are and are intended solely for the purposes of defining the relative rights of the holders of the Notes, on the one hand, and the holders of such Senior Indebtedness on the other hand.

Nothing contained in this Article VI or elsewhere in this Indenture or in the Notes is intended to or shall impair, as between the Company, its creditors other than the holders of Senior Indebtedness of the Company, and the holders of the Notes, the obligation of the Company which is absolute and unconditional, to pay to the holders of the Notes the principal of (and premium, if any) and interest on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the holders of the Notes and creditors of the Company, other than the holders of Senior Indebtedness of the Company, nor shall anything herein or therein prevent the Trustee or the holder of any Note from exercising all remedies otherwise permitted by applicable law upon default under the Indenture, subject to the rights, if any, under this Article VI of the holders of such Senior Indebtedness in respect of cash, property or securities of the Company, received upon the exercise of any such remedy.

Upon any payment or distribution of assets of the Company referred to in this Article VI, the Trustee, subject to the provisions of Section 601 of the Indenture, and the holders of the Notes, shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding-up, liquidation or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidation trustee, agent or other Person making such payment or distribution, delivered to the Trustee or to the holders of the Notes, for the purposes of ascertaining the Persons entitled to participate in such distribution, the holders of Senior

Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article VI.

Section 6.5 Trustee to Effectuate Subordination. Each holder of a Note by such holder’s acceptance thereof authorizes and directs the Trustee on such holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article VI and appoints the Trustee such holder’s attorney-in-fact for any and all such purposes.

Section 6.6 Notice by the Company. The Company shall give prompt written notice to a Responsible Officer of the Trustee of any fact known to the Company that would prohibit the making of any payment of monies to or by the Trustee in respect of the Notes pursuant to the provisions of this Article VI. Notwithstanding the provisions of this Article VI or any other provision of the Indenture and this Supplemental Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment of monies to or by the Trustee in respect of the Notes pursuant to the provisions of this Article VI unless and until a Responsible Officer of the Trustee shall have received written notice thereof at the Corporate Trust Office of the Trustee from the Company or a holder or holders of Senior Indebtedness or from any trustee therefor; and before the receipt of any such written notice, the Trustee, subject to the provisions of Section 701 of the Indenture, shall be entitled in all respects to assume that no such facts exist; provided, however, that if the Trustee shall not have received the notice provided for in this Section 6.6 at least two Business Days prior to the date upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment of the principal of (or premium, if any) or interest on any Note), then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such money and to apply the same to the purposes for which they were received, and shall not be affected by any notice to the contrary that may be received by it within two Business Days prior to such date.

The Trustee, subject to the provisions of Section 601 of the Indenture, shall be entitled to rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Indebtedness of the Company (or a trustee on behalf of such holder) to establish that such notice has been given by a holder of such Senior Indebtedness or a trustee on behalf of any such holder or holders. In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of such Senior Indebtedness to participate in any payment or distribution pursuant to this Article VI, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article VI, and if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

Section 6.7 Rights of the Trustee; Holders of Senior Indebtedness. The Trustee in its individual capacity shall be entitled to all the rights set forth in this Article VI in respect of any Senior Indebtedness at any time held by it, to the same extent as any other holder of Senior Indebtedness, and nothing in this Indenture shall deprive the Trustee of any of its rights as such holder.

With respect to the holders of Senior Indebtedness of the Company, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article VI, and no implied covenants or obligations with respect to the holders of such Senior Indebtedness shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of such Senior Indebtedness and, subject to the provisions of Section 601 of the Indenture, the Trustee shall not be liable to any holder of such Senior Indebtedness if it shall pay over or deliver to holders of Notes, the Company or any other Person money or assets to which any holder of such Senior Indebtedness shall be entitled by virtue of this Article VI or otherwise.

Section 6.8 Subordination May Not Be Impaired. No right of any present or future holder of any Senior Indebtedness of the Company to enforce subordination as herein provided shall at any time or in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of the Indenture, regardless of any knowledge thereof that any such holder may have or otherwise be charged with.

Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness of the Company may, at any time and from time to time, without the consent of or notice to the Trustee or the holders of the Notes, without incurring responsibility to the holders of the Notes and without impairing or releasing the subordination provided in this Article VI or the obligations hereunder of the holders of the Notes to the holders of such Senior Indebtedness, do any one or more the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, such Senior Indebtedness, or otherwise amend or supplement in any manner such Senior Indebtedness or any instrument evidencing the same or any agreement under which such Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing such Senior Indebtedness; (iii) release any Person liable in any manner for the collection of such Senior Indebtedness; and (iv) exercise or refrain from exercising any rights against the Company and any other Person.

Section 6.9 No Right to Rely on Other Covenants. The holders of Senior Indebtedness shall not have any rights under the Indenture to enforce any of the covenants contained in any of the other Articles of this Supplemental Indenture, including, without limitation, the covenants contained in Sections 5.1, 5.2 and 5.3 hereof.

ARTICLE VII

FORM OF NOTE

Section 7.1 Form of Note. The Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the form provided below. If a Dissolution Event occurs, the Company may at its option add such additional legends to the Notes in order to facilitate compliance with securities and other applicable laws as it deems appropriate. In the event that any Note is issued in exchange for a Predecessor Note in connection with a Registered Exchange Offer, such Note may be issued, at the discretion of the Company without a restrictive legend under the Securities Act. If a Note is sold pursuant to a Shelf Registration Statement or pursuant to an appropriate exemption under the Securities Act, the Company shall have the right to remove such legends as it deems appropriate:

(FORM OF FACE OF NOTE)

BURLINGTON NORTHERN SANTA FE CORPORATION

6.613% FIXED/FLOATING RATE JUNIOR SUBORDINATED NOTES,

No.           $

BURLINGTON NORTHERN SANTA FE CORPORATION, a corporation organized and existing under the laws of Delaware (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to                     , or registered assigns, the principal sum of          ($            ) on             . The Company further promises to pay interest (including Compounded Interest and Additional Interest, if any) on said principal sum from December 15, 2005 or from the most recent interest payment date (each such date, an “Interest Payment Date”) on which interest has been paid or duly provided for.

Through the final day of the Fixed Rate Period (or, if earlier, until the principal thereof is paid), each Outstanding Note will bear interest at the per annum rate of 6.613 % payable (subject to the provisions of the Indenture relating to deferrals of such payments) semi-annually in arrears on January 15 and July 15 of each year commencing on July 15, 2006, and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at such Fixed Rate, compounded semi-annually through the end of the Fixed Rate Period. During the Floating Rate Period, each Outstanding Note will bear interest during each Quarterly Interest Period, payable (subject to the provisions of the Indenture relating to deferrals of such payments) quarterly in arrears on each January 15, April 15, July 15 and October 15, commencing April 15, 2026 at the rate equal to 2.35% plus the 3-Month LIBOR Rate with respect to such Quarterly Interest Period until the stated principal amount thereof is paid, and (to the extent that payment of such interest is enforceable under applicable law) interest on any overdue installment of interest shall accrue at the Floating Rate prevailing from time to time, compounded quarterly at such prevailing Floating Rate through the end of the Floating Rate Period.

During the Fixed Rate Period, the amount of interest payable on any interest payment date will be computed on the basis of a 360-day year of twelve 30-day months. During the Floating Rate Period, the amount of interest payable will be computed by multiplying the annual Floating Rate in effect for the Quarterly Interest Period or portion thereof in respect of which the interest payment is made by a fraction, the numerator of which will be the actual number of days in such Quarterly Interest Period (or a portion thereof) (determined by including the first day thereof and excluding the last day thereof) and the denominator of which will be 360, and multiplying the product obtained thereby by the principal amount of the Notes. In the event that any date on which interest is payable on this Note is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that solely during the Floating Rate Period, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date the payment was originally payable. A “Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York or Wilmington, Delaware are authorized or required by law or executive order to remain closed or (iii) a day on which the Corporate Trust Office of the Trustee or the principal office of the Property Trustee under the Declaration of Trust hereinafter referred to for BNSF Funding Trust I is closed for business. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities, as defined in the Indenture) is registered at the close of business on the Regular Record Date for such interest installment, which shall be the date which is fifteen Business Days next preceding such Interest Payment Date. Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. Each Holder of this Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such Holder upon said provisions.

Payment of the principal of (and premium, if any) and interest (including Compounded Interest and Additional Interest) on this Note will be made at the office or agency of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated by the Person entitled thereto as specified in the Securities Register.

Notwithstanding the foregoing, so long as the holder of this Note is the Property Trustee, the payment of the principal of (and premium, if any) and interest on this Note will be made at such place and to such account as may be designated by the Property Trustee.

The indebtedness evidenced by this Note is, to the extent provided in the Indenture, subordinate and junior in right of payments to the prior payment in full of all Senior Indebtedness, and this Note is issued subject to the provisions of the Indenture with respect thereto.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:

BURLINGTON NORTHERN SANTA FE CORPORATION

By:
Name:
Title:

Attest:

Name:
Title:

This is one of the Notes referred to in the within mentioned Indenture.

U.S. Bank Trust National Association, as Trustee

By:
Authorized Officer

[REVERSE OF SECURITY]

This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of December 8, 2005, (the “Base Indenture”) as amended, supplemented and otherwise modified by the First Supplemental Indenture, dated as of December 15, 2005 (the “Supplemental Indenture” and the Base Indenture as so amended, supplemented and otherwise modified, the “Indenture”), between the Company and U.S. Bank Trust National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered. By the terms of the Indenture, the Notes are issuable in series which may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Indenture.

The Company shall have the right to redeem the Notes prior to their maturity in the circumstances and at the redemption prices described in the Supplemental Indenture.

Any redemption of the Notes will be made upon not less than 30 days’ nor more than 60 days’ notice. If the Notes are only partially redeemed by the Company pursuant to an Optional Redemption, the Notes will be redeemed pro rata or by lot or by any other method utilized by the Trustee; provided, that if at the time of redemption, the Notes are registered as a Global Security, the Depositary shall determine the principal amount of such Notes beneficially held by each holder of a Note to be redeemed.

In the event of redemption of this Note in part only, a new Note or Notes of this series for the unredeemed portion hereof will be issued in the name of the holder hereof upon the cancellation hereof.

In case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal of all of the Notes may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Notes of each series affected at the time outstanding, as defined in the Indenture, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the holders of the Notes; subject to certain restrictions described in the Indenture. The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the Notes of any series at the time outstanding affected thereby, on behalf of all of the holders of the Notes of such series, to waive any past default in the performance of any of the covenants contained in the Indenture, or established pursuant to the Indenture with respect to such series, and its consequences, except a default in the payment of the principal of or premium, if any, or interest on any of the Notes of such series. Any such consent or waiver by the registered holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such holder and upon all future holders and owners of this Note and of any Note issued in exchange herefor or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the time and place and at the rate and in the money herein prescribed.

So long as no Event of Default has occurred and is continuing, the Company shall have the right at any time during the term of the Notes, from time to time, to elect to defer payment of interest on the Notes on any Interest Payment Date, subject to the terms and conditions described in the Supplemental Indenture. The Company also may defer payment of interest in the circumstances contemplated in the Supplemental Indenture if it certifies to the Trust that a Market Disruption Event has occurred with respect to any Interest Payment Date subject to the terms and conditions described in the Supplemental Indenture.

Each holder of a Note, by such holder’s acceptance thereof, agrees that if, because of a Market Disruption Event, the Company fails to pay all accrued and unpaid interest on the Notes for two consecutive years during a Mandatory Trigger Period, all claims with respect to unpaid interest (including Compounded Interest and Additional Interest) on the Notes accruing during the period commencing after those two years to the last day of the Mandatory Trigger Period will be extinguished if a Bankruptcy Event with respect to the Company commences during that period.

As provided in the Indenture and subject to certain limitations therein set forth, this Note is transferable by the registered holder hereof on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Trustee in New York, New York accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Trustee duly executed by the registered holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount and series will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

Prior to due presentment for registration of transfer of this Note, the Company, the Trustee, any paying agent and any Security Registrar may deem and treat the registered holder hereof as the absolute owner hereof (whether or not this Note shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Security Registrar) for the purpose of receiving payment of or on account of the principal hereof and premium, if any, and interest due hereon and for all other purposes, and neither the Company nor the Trustee nor any paying agent nor any Security Registrar shall be affected by any notice to the contrary.

No recourse shall be had for the payment of the principal of or the interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

The Notes of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series of a different authorized denomination, as requested by the Holder surrendering the same.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Company and, by its acceptance of this Note or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Note agree that for United States federal, state and local tax purposes it is intended that this Note constitute indebtedness.

THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

ARTICLE VIII

ORIGINAL ISSUE OF NOTES

Section 8.1 Original Issue of Notes. Notes in the aggregate principal amount of $500,010,000 may, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes to or upon the written order of the Company, signed by its President or any Vice President and its Treasurer or an Assistant Treasurer, without any further action by the Company.

ARTICLE IX

Section 9.1 Limitation on Claim for Certain Deferred Interest in Bankruptcy. Each holder of a Note, by such holder’s acceptance thereof, agrees that, because of a Market Disruption Event, the Company fails to pay all accrued and unpaid interest on the Notes for two consecutive years during a Mandatory Trigger Period, all claims with respect to unpaid interest (including Compounded Interest and Additional Interest) on the Notes accruing during the period commencing after those two years to the last day of the Mandatory Trigger Period will be extinguished if a Bankruptcy Event with respect to the Company commences during such period. Amounts to which the Holders of the Notes would have been entitled to receive hereunder, but for operation of this Section 9.1 are referred to as “Extinguished Deferred Interest.”

ARTICLE X

APPLICABILITY OF DEFEASANCE AND COVENANT DEFESANCE

Section 10.1 Applicability of Defeasance and Covenant Defeasance. The Notes will be subject to defeasance and discharge pursuant to Sections 1402 and 1403 of the Indenture in accordance with the provisions of Article XIV of the Indenture.

ARTICLE XI

REMEDIES OF THE TRUSTEE AND SECURITYHOLDERS

ON EVENT OF DEFAULT

Section 11.1 Status of Event of Default under Base Indenture. Section 501 of the Indenture shall not apply to the Notes.

Section 11.2 Events of Default. “Event of Default,” wherever used with respect to the Notes (but not with respect to any other series of Securities issued pursuant to the Indenture), means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) default in the payment of principal of or any premium on any Notes;

(b) default in the payment of interest or other amounts due in respect of the Notes within five Business Days (it being understood that the deferral of interest as permitted by Article IV is not a default in payment);

(c) default in the performance, or breach, of any covenant or warranty of the Company under the Guarantee;

(d) the occurrence the entry by a court having jurisdiction of (A) a decree or order for relief in respect of the Company or a Restricted Subsidiary in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company or such Restricted Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or such Restricted Subsidiary under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or such Restricted Subsidiary or of any substantial part of its or such Restricted Subsidiary’s property, or ordering the winding up or liquidation of its or such Restricted Subsidiary’s affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days;

(e) the commencement by the Company or a Restricted Subsidiary, as the case may be, of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it or such Restricted Subsidiary to the entry of a decree or order for relief in respect of the Company or such Restricted Subsidiary in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it or such Restricted Subsidiary, or the filing by it or such Restricted Subsidiary of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it or such Restricted Subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or such Restricted Subsidiary or of any substantial part of its or such Restricted Subsidiary’s property, or the making by it or such Restricted Subsidiary of an assignment for the benefit of creditors, or the admission by it or such Restricted Subsidiary in writing of its or such Restricted Subsidiary’s inability to pay its debts generally as they become due, or the taking of corporate action by the Company or such Restricted Subsidiary in furtherance of any such action;

(f) the occurrence of a Bankruptcy Event (as defined in the Declaration) with respect to the Trust and/or the dissolution or liquidation with respect to the Property Trustee, or revocation of the Property Trustee’s charter, and the failure by the Depositor to appoint a successor Property Trustee within 60 days thereof;

(g) default in the performance, or breach, of any covenant set forth in Section 5.5 or 5.6; or

(h) default in the performance, or breach, of any covenant or warranty of the Company in this Indenture (other than any default in the Company’s obligations under Section 5.2 or 5.3), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder.

Section 11.3 Acceleration of Maturity; Rescission and Annulment. (a) If an Event of Default with respect to Notes at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes may declare the principal amount of all the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), provided that if, upon such an Event of Default, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes fail to declare the principal of all the Outstanding Notes to be immediately due and payable, the holders of at least 25% in aggregate Liquidation Amount (as defined in the Declaration) of the Trust Preferred Securities then outstanding shall have the right to make such declaration by a notice in writing to the Company and the Trustee; and upon any such declaration such principal amount (or specified portion thereof) of and the accrued interest (including any Additional Interest) on all the shall become immediately due and payable. Payment of principal and interest (including any Additional Interest) on such Notes shall remain subordinated to the extent provided in Article VI notwithstanding that such amount shall become immediately due and payable as herein provided. If a Bankruptcy Event with respect to the Company or the Trust occurs, the principal amount of all the Notes shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable.

(b) At any time after such a declaration of acceleration with respect to Notes has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Article provided, the Holders of a majority in aggregate principal amount of the Outstanding Notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

(1) the Company has paid or deposited with the Trustee a sum sufficient to pay:

(A) all overdue installments of interest (including any Additional Interest) on all Notes,

(B) the principal of (and premium, if any, on) any Notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, and

(C) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

(2) all Events of Default with respect to Notes, other than the non-payment of the principal of Notes that has become due solely by such acceleration, have been cured or waived as provided in Section 513.

The holders of a majority in aggregate Liquidation Amount (as defined in the Declaration of Trust) of the Trust Preferred Securities issued by the Trust shall also have the right to rescind and annul such declaration and its consequences by written notice to the Company and the Trustee, subject to the satisfaction of the conditions set forth in Clauses (1) and (2) above of this Section 11.3. No such rescission shall affect any subsequent default or impair any right consequent thereon.

Section 11.4 Collection of Indebtedness and Suits for Enforcement by Trustee. (a) The Company covenants that if (1) there is a default in the payment of any installment of interest (including any Additional Interest) on any Note when such interest becomes due and payable and such default continues for a period of 30 days (subject to the deferral of any due date in accordance with the Indenture), or (2) there is a default in the payment of the principal of (or premium, if any, on) any Note at the Maturity thereof; the Company will, upon demand of the Trustee, pay to it, for the benefit of the Holders of such Notes the whole amount then due and payable on such Notes for principal, including any sinking fund payment or analogous obligations (and premium, if any) and interest (including any Additional Interest) and, in addition thereto, all amounts owing to the Trustee under Section 607 of the Indenture.

If the Company fails to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company or any other obligor upon such Note or Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor upon such Note or Notes, wherever situated.

If an Event of Default occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders of Notes by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

Section 11.5 Unconditional Right of Holders to Receive Principal, Premium and Interest; Direct Action by Holders of Trust Securities. Notwithstanding any other provision herein or in the Indenture, the Holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of (and premium, if any) and (subject to Section 308 of the Indenture) interest (including any Additional Interest) on such Note on the respective Stated Maturities expressed in such Note (or, in the case of redemption, on the Redemption Date) and to institute suit for the enforcement of any such payment, and such right shall not be impaired without the consent of such Holder. Any holder of Trust Preferred Securities shall have the right, upon the occurrence of an Event of Default described in Section 11.1(a) or 11.1(b), to institute a suit directly against the Company for enforcement of payment to such holder of principal of (premium, if any) and (subject to Section 308) interest (including any Additional Interest) on the Notes having a principal amount equal to the aggregate Liquidation Amount (as defined in the Declaration of Trust) of such Trust Preferred Securities held by such holder.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided; provided that the provisions of this First Supplemental Indenture apply solely with respect to the Notes. The Indenture shall, solely in respect of the Notes, be deemed a “junior subordinated indenture.”

Section 12.2 Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 12.3 Governing Law. This Supplemental Indenture and each Note shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

Section 12.4 Separability. In case any one or more of the provisions contained in this Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture or of the Notes, but this Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 12.5 Escheat. The Trustee shall be responsible for escheating unclaimed distributions to the appropriate state in accordance with applicable state escheat and unclaimed property laws, including both statutory and common law.

Section 12.6 Counterparts. This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, on the date or dates indicated in the acknowledgements and as of the day and year first above written.

BURLINGTON NORTHERN SANTA FE CORPORATION

By:
	Name:	Linda J. Hurt
	Title:	Assistant Vice President—Finance and Treasurer

U.S. Bank Trust National Association Not in Its Individual Capacity But Solely as Trustee

By:
Name:
Title: